
                                   Exhibit 5A
                                       to
                                  Schedule 13D
                                  (page 1 of 2)

                                     Trusts
                                     ------
                                                                     Shares with sole     Shares with shared
                                              Number of Shares        voting and sole      voting and shared
                                                Beneficially            dispositive           dispositive
               Trust                                Owned                  power                 power
----------------------------------------      ----------------       ----------------     ------------------
Irving Edison Family Trust                             34,482                      0                 34,482

Beatrice C. Edison Irrevocable Trust FBO                    0                 31,751*                31,751*
Bernard Edison's Descendants *

Bernard A. Edison Revocable Trust                     250,000                      0                250,000
                                                   ----------             ----------             ----------
TOTALS                                                284,482                 31,751                316,233
                                                   ==========             ==========             ==========


* Represents shares over which the Reporting Person temporarily had sole voting and sole dispositive power due to a temporary vacancy caused by the resignation of a co-trustee in August, 1995. Such vacancy has since been filled, but as of the Prior Filing Date, such shares were solely under the control of the Reporting Person.

The power to vote or to direct the vote or to dispose or direct the disposition of the Stock held by the Trusts is shared between the Reporting Person and certain co-trustees; the applicable information required by Item 2 for each such co-trustee as of the Prior Filing Date is as follows:

1.       Irving Edison Family Trust
     A.   Boatmen's Trust Company
               (a)  Boatmen's Trust Company
               (b)  510 Locust Street, St. Louis, Missouri 63101
               (c)  Boatmen's Trust Company is a Missouri trust company.
               (d) Boatmen's Trust Company has not been convicted in a criminal proceeding during the last five years.
               (e) Boatmen's Trust Company has not been a party to such a civil proceeding of a judicial or administrative body during the last five years.

     B.   Ruth  Tilsley
               (a)  Ruth Tilsley
               (b)  905 Berkeley St., Santa Monica, California 90403
               (c)  None
               (d) Ms. Tilsley has not been convicted in a criminal proceeding during the last five years.
               (e) Ms. Tilsley has not been a party to such a civil proceeding of a judicial or administrative body during the last five years.
               (f)  Ms. Tilsley is a citizen of the United States of America.

                                   Exhibit 5A
                                       to
                                  Schedule 13D
                                 (page 2 of 2)

          C.   Peter A. Edison
               (a)  Peter A. Edison
               (b)  501 N. Broadway, St. Louis, Missouri 63102
               (c) Senior Executive Vice President and Director of Corporate Development of the Issuer
               (d) Mr. Edison has not been convicted in a criminal proceeding during the last five years.
               (e) Mr. Edison has not been a party to such a civil proceeding of a judicial or administrative body during the last five years.
               (f)  Mr. Edison is a citizen of the United States of America.

2.    Bernard A. Edison Revocable Trust

          A.   Peter Edison (see above)